CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights” and “Counsel and Independent Auditors” and to the use of our report dated June 8, 2004 with respect to Dreyfus Premier Health Care Fund, which is incorporated by reference in this Registration Statement (Form N-1A Nos. 333-34474 and 811-09891) of Dreyfus Opportunity Funds.

/s/ ERNST & YOUNG
ERNST & YOUNG LLP
New York, New York
August 19, 2004